Exhibit 99.1

Buckeye Announces January-March Quarter Results

Earnings Increase 55% to $0.26 Per Diluted Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--Buckeye Technologies Inc. (NYSE:BKI) today announced earnings for the January-March quarter of 26 cents per share compared to 17 cents per share in the year ago quarter. These results include a $0.8 million (2 cents per share) tax benefit related to the identification of additional R&D tax credits. Earnings for the prior year period included $0.8 million after tax (2 cents per share) in restructuring expenses associated with consolidations made in our European Sales Offices, Product and Market Development, and corporate overhead.

Net sales for the third quarter of fiscal 2008 increased 5% to $201.9 million as compared to fiscal 2007 third quarter net sales of $193.0 million. Net sales for the first nine months of fiscal 2008 were $610.2 million, up 7% compared to net sales of $569.1 million for the same period last year.

Chairman and Chief Executive Officer John B. Crowe said, “We had a another good quarter, with sales up 5% and earnings per share up 55% versus the same period a year ago, even though our operating performance fell short of our expectations. Unplanned maintenance outages at our Florida wood cellulose facility, delayed shipments due to ocean vessel availability issues and lower Nonwovens sales negatively impacted our results. A significant accomplishment for the quarter was the reduction of long-term debt by $18.6 million during the quarter to $394.5 million.”

Mr. Crowe added, “We have recently replaced a sizeable portion of the nonwovens business that we lost at the beginning of January, and we expect Nonwovens sales and operating income to increase over the next several quarters. While we expect higher sales and production volumes in the April-June quarter versus the immediately preceding quarter, we anticipate that our margins will be constrained by higher input and transportation costs.”

Buckeye has scheduled a conference call for later this morning at 11:00 a.m. EDT to discuss third quarter performance. Persons interested in listening by telephone may dial in at (877) 857-6176 within the United States. International callers should dial (719) 325-4826.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007	March 31, 2008	March 31, 2007

Net sales	$201,865	$210,922	$193,009	$610,186	$569,145
Cost of goods sold	167,664	168,943	160,070	493,351	477,852
Gross margin	34,201	41,979	32,939	116,835	91,293
Gross margin as a percentage of sales	16.9%	19.9%	17.1%	19.1%	16.0%

Selling, research and administrative expenses	11,470	11,796	11,680	34,740	34,047
Amortization of intangibles and other	468	361	500	1,390	1,638
Restructuring costs	-	-	1,201	96	1,225

Operating income	22,263	29,822	19,558	80,609	54,383

Net interest expense and amortization of debt costs	(7,814)	(8,524)	(10,020)	(25,495)	(31,211)
Early extinguishment of debt	-	251	(85)	(535)	(737)
Gain on sale of assets held for sale	-	-	-	-	355
Foreign exchange and other	313	(94)	422	51	674
Income before income taxes	14,762	21,455	9,875	54,630	23,464
Income tax expense	4,340	7,589	3,302	16,845	9,264
Net income	$10,422	$13,866	$6,573	$37,785	$14,200

Earnings per share	$0.27	$0.36	$0.17	$0.97	$0.38
Diluted earnings per share	$0.26	$0.35	$0.17	$0.96	$0.37

Weighted average shares for basic earnings per share
	39,011	38,953	37,887	38,902	37,750

Weighted average shares for diluted earnings per share
	39,372	39,448	38,442	39,360	38,048

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	March 31	December 31	June 30
	2008	2007	2007

Current assets:
Cash and cash equivalents	$20,835	$23,566	$14,790
Accounts receivable, net	121,985	120,413	116,865
Inventories	103,531	92,140	86,777
Deferred income taxes and other	9,716	9,371	9,452
Total current assets	256,067	245,490	227,884

Property, plant and equipment, net	544,957	542,796	537,655
Goodwill	160,285	164,251	155,937
Intellectual property and other, net	29,947	30,459	30,346
Total assets	$991,256	$982,996	$951,822

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$44,659	$38,323	41,030
Accrued expenses	55,302	48,636	49,532
Current portion of capital lease obligations	459	560	399
Short-term debt	647	219	-
Total current liabilities	101,067	87,738	90,961

Long-term debt	394,532	413,149	445,138
Deferred income taxes	56,379	53,223	41,761
Capital lease obligations	-	-	356
Other liabilities	27,702	26,714	26,452
Stockholders' equity	411,576	402,172	347,154
Total liabilities and stockholders' equity	$991,256	$982,996	$951,822

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007	March 31, 2008	March 31, 2007
OPERATING ACTIVITIES
Net income	$10,422	$13,866	$6,573	$37,785	$14,200
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	12,670	12,780	12,143	38,079	36,454
Amortization	540	624	706	1,666	2,354
Loss on early extinguishment of debt	-	(251)	85	535	737
Deferred income taxes	3,133	5,834	2,096	13,591	4,350
Gain on sale of assets held for sale	-	-	-	-	(355)
Loss on disposal of equipment	230	448	486	794	701
Provision for bad debts	(52)	(1)	(11)	(62)	170
Excess tax benefit from stock based compensation	-	(29)	(1)	(44)	(6)
Other	408	364	432	956	1,258
Change in operating assets and liabilities
Accounts receivable	(541)	951	(8,383)	(1,316)	(1,523)
Inventories	(10,550)	2,166	3,489	(13,955)	15,881
Other assets	(1,356)	555	2,103	(1,020)	(754)
Accounts payable and other liabilities	11,684	(14,925)	6,297	3,714	6,631
Net cash provided by operating activities	26,588	22,382	26,015	80,723	80,098

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(12,513)	(9,702)	(11,910)	(31,205)	(26,235)
Proceeds from sale of assets	-	-	-	-	521
Other	(118)	(89)	(100)	(253)	(380)
Net cash used in investing activities	(12,631)	(9,791)	(12,010)	(31,458)	(26,094)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(17,796)	(6,267)	1,855	64,204	368
Payments on long term debt and other	(101)	(98)	(14,438)	(113,918)	(50,127)
Payments for debt issuance costs	-	(112)	-	(1,401)	-
Excess tax benefit from stock based compensation	-	29	1	44	6
Net proceeds from sale of equity interests	-	3,037	1,209	5,742	2,308
Net cash used in financing activities	(17,897)	(3,411)	(11,373)	(45,329)	(47,445)

Effect of foreign currency rate fluctuations on cash	1,209	383	172	2,109	204

Increase (decrease) in cash and cash equivalents	(2,731)	9,563	2,804	6,045	6,763
Cash and cash equivalents at beginning of period	23,566	14,003	12,693	14,790	8,734
Cash and cash equivalents at end of period	$20,835	$23,566	$15,497	$20,835	$15,497

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
SEGMENT RESULTS	March 31, 2008	December 31, 2007	March 31, 2007	March 31, 2008	March 31, 2007
Specialty Fibers
Net sales	$150,928	$148,208	$135,398	$434,837	$400,399
Operating income (a)	22,265	25,889	15,948	70,220	41,430
Depreciation and amortization (b)	8,492	8,157	7,901	24,664	23,458
Capital expenditures	10,981	8,468	8,727	27,369	20,383

Nonwoven Materials
Net sales	$58,157	$71,966	$65,386	$201,753	$192,841
Operating income (a)	1,277	5,273	5,873	14,504	16,698
Depreciation and amortization (b)	3,791	4,241	3,898	12,264	12,034
Capital expenditures	1,298	737	1,845	2,742	2,842

Corporate
Net sales	$(7,219)	$(9,252)	$(7,775)	$(26,404)	$(24,095)
Operating loss (a)	(1,279)	(1,340)	(2,263)	(4,115)	(3,745)
Depreciation and amortization (b)	854	744	844	2,541	2,649
Capital expenditures	234	497	1,338	1,094	3,010

Total
Net sales	$201,865	$210,922	$193,009	$610,186	$569,145
Operating income (a)	22,263	29,822	19,558	80,609	54,383
Depreciation and amortization (b)	13,137	13,142	12,643	39,469	38,141
Capital expenditures	12,513	9,702	11,910	31,205	26,235

(a) Asset impairment and restructuring costs are included in operating income for the corporate segment.
(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Nine Months Ended
ADJUSTED EBITDA	March 31, 2008	December 31, 2007	March 31, 2007	March 31, 2008	March 31, 2007

Income	$10,422	$13,866	$6,573	$37,785	$14,200
Income tax expense	4,340	7,589	3,302	16,845	9,264
Interest expense	7,731	8,435	9,776	25,138	30,476
Amortization of debt costs	259	267	319	829	979
Early extinguishment of debt	-	(251)	85	535	737
Depreciation, depletion and amortization	13,138	13,142	12,643	39,469	38,141
EBITDA	35,890	43,048	32,698	120,602	93,797
Asset impairments	-	-	-	-	-
Non cash charges	230	448	506	794	961
Gain on sale of assets held for sale	-	-	-	-	(355)
Restructuring charges	-	-	1,201	-	1,225
Adjusted EBITDA	$36,120	$43,496	$34,405	$121,395	$95,628

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges, restructuring charges prior to July 1, 2007 and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL RECONCILIATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine months Ended
	March 31, 2007	December 31, 2007	March 31, 2007
	reconciled to	reconciled to	reconciled to
NET SALES RECONCILIATION	March 31, 2008	March 31, 2008	March 31, 2008

Net sales	$193.0	$210.9	$569.1
Volume (1)	(12.7)	(17.5)	(17.3)
Pricing (2)	18.1	7.8	48.1
Product sales mix and other (3)	3.5	0.7	10.3
Net sales	$201.9	$201.9	$610.2

(1) Volume relates to the change in volume on comparable products
(2) Pricing relates to the changes in unit prices on comparable products
(3) Product sales mix relates to the impact of changes in the mix of products shipped. Other includes the impact of changes in foreign currency exchange rates on the translation of sales denominated in currencies other than the US dollar.

	Three Months Ended		Nine months Ended
	March 31, 2007	December 31, 2007	March 31, 2007
	reconciled to	reconciled to	reconciled to
EARNINGS PER SHARE RECONCILIATION (4)	March 31, 2008	March 31, 2008	March 31, 2008

EARNINGS (LOSS) PER SHARE	$0.17	$0.35	$0.37
Volume (5)	(0.04)	(0.06)	(0.05)
Pricing / product mix (6)	0.31	0.13	0.83
Costs (7)	(0.25)	(0.20)	(0.37)
Restructuring, impairment, early debt extinguishment costs	0.02	-	0.02
Corporate / Other (8)	0.05	0.04	0.16
EARNINGS PER SHARE	$0.26	$0.26	$0.96

(4) All calculations are net of taxes
(5) Volume - Changes in volume on comparable products at prior period gross margins (price, unit cost and mix are at the same levels as the prior quarter).
(6) Pricing / Product Mix - Impact of changes in selling prices (on comparable products) and changes in the mix of products shipped.
(7) Costs - Changes in production volume, energy related prices, price and usage of chemicals and raw materials, transportation costs, direct spending and selling, research and administrative expenses.
(8) Corporate / Other - Net interest expense, intangible amortization, foreign exchange gain(loss), gain(loss) on sale of assets, other income(expense), and tax adjustments and changes in tax rate.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President
and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
www.bkitech.com